Exhibit 10.1

13920 SE Eastgate Way • Suite 300 • Bellevue, Washington 98005 • Telephone 425.372.3200 • 425.372.3800

September 21, 2004

Dawn Lepore

drugstore.com, inc.

13920 SE Eastgate Way, Suite 300

Bellevue, WA 98005

Dear Dawn:

On behalf of drugstore.com, inc. (the “Company”), we are pleased to confirm to you in writing the offer that we previously discussed with you to serve as the Company’s President and Chief Executive Officer and Chairman of the Board effective on or about October 11, 2004. You will report directly to the Company’s Board of Directors (the “Board”) and be appointed to serve as a member of the Board and serve as its Chairman.

You will receive an annual salary of $350,000, along with the Company’s standard employee benefits for Company executives. You will be entitled to four weeks of vacation each year. Your salary will be paid in accordance with the Company’s standard payroll policies. In addition, you will be eligible to receive an annual target bonus in an amount ranging from 50% to 150% of your annual salary, based on the achievement of pre-determined performance objectives. The performance objectives will be determined by mutual agreement between you and the Board or its designated committee. For the twelve-month period following the date of commencement of your employment with the Company as President and Chief Executive Officer (“Effective Date”), you will receive a guaranteed target bonus in an amount equal to 100% of your annual salary paid with respect to that twelve-month period, payable as soon as administratively practicable after the first anniversary of the Effective Date. Your compensation package will be reviewed annually by the Company’s Board of Directors.

In addition, you will receive up to $1,000,000 as a “Sign-On Bonus” upon your acceptance of this letter and commencement of service with the Company as President and Chief Executive Officer. This Sign-On Bonus is intended to cover your relocation costs to Washington State and to compensate you for the loss of restricted stock and unvested stock options granted to you by your prior employer, and will be payable according to the following schedule, provided that you remain continuously employed by the Company from the Effective Date until the specified payment date: (a) $500,000 payable on the later of one month after the Effective Date or the date that you establish residency in Washington State for state tax purposes, (b) $200,000 on the first anniversary of the Effective Date, (c) $200,000 on the second anniversary of the Effective Date, and (d) $100,000 on the third anniversary of the Effective Date.

Payment of your compensation will be subject to the Company’s satisfaction of applicable tax withholding requirements.

You will be granted an option (the “Option”) to purchase 4,000,000 shares of the Company’s common stock (the “Option Shares”). The exercise price per share will be equal to the fair market value of one share of the Company’s common stock on the date you accept this offer by executing this offer letter and returning it to the Company’s General Counsel. The Option will vest and become exercisable as follows: (a) 2,000,000 Option Shares will vest and become exercisable over a four-year period commencing on the Effective Date (“Time-Based Options”), with 400,000 Option Shares vesting upon the six (6) month anniversary of the Effective Date and the remaining 1,600,000 Option Shares vesting in equal quarterly installments over the subsequent forty-two (42) month period; (b) 1,000,000 Option Shares will vest and become exercisable when the Company’s common stock trades for thirty consecutive trading days at a price of $5.00 or more per share; (c) 750,000 Option Shares will vest and become exercisable when the Company’s common stock trades for thirty consecutive trading days at a price of $10.00 or more per share; and (d) 250,000 Option Shares will vest and become exercisable when the Company’s common stock trades for thirty consecutive trading days at a price of $20.00 or more per share. The 2,000,000 Option Shares for which vesting is based upon the price of the Company’s common stock are referred to collectively in this offer letter as “Performance-Based Options.” Notwithstanding the foregoing, the Performance-Based Options will vest in full upon your continuous employment by the Company for a period of no more than four (4) years from the Effective Date, even if such performance objectives are not achieved. The vesting targets set forth above, the number of Option Shares, the exercise price per share, and the characteristics of the asset to be acquired upon exercise shall be appropriately adjusted by the Board in the event of a stock split, stock dividend, reorganization, or similar transaction without receipt of consideration by the Company. Vesting on a specified date will depend upon your continued employment with the Company from the Effective Date to the date that the Option Shares vest and become exercisable according to the terms of the preceding sentences of this paragraph. The Option and Option Shares will be covered by an effective registration statement (e.g., Form S-8) filed with the Securities and Exchange Commission. To the extent that the Option cannot be granted under the Company’s 1998 Stock Plan, the terms governing the Option (to the extent not set forth in this offer letter) will follow the terms and conditions of the Company’s 1998 Stock Plan and the standard form of Stock Option Agreement used by the Company for grants of stock options under the 1998 Stock Plan to the maximum extent possible.

If during your employment with the Company there is a Change of Control (as defined below), the portion of the Sign-On Bonus that you have not yet received will become payable immediately, and the Time-Based Options will immediately become fully vested and exercisable. Further, the Performance-Based Options may become vested and exercisable by applying the per share stock price paid by the acquiror in the transaction that constitutes the Change of Control, notwithstanding the requirement that the Company’s common stock trade at or above a certain price for thirty consecutive trading days. For avoidance of doubt and by way of example, if the Company’s common stock is acquired in the transaction by which a Change of Control occurs at $11.00 per share and the stock had not been trading at higher values for thirty consecutive trading days in the past, then 1,750,000 Option Shares will vest upon the occurrence of the Change of Control. “Change of Control” shall mean (a) the sale, lease or other disposition of all or substantially all of the assets of the Company, (b) the acquisition of beneficial ownership of more than 50% of the total voting power represented by the Company’s then outstanding voting securities by any person or group of related persons (other than by any affiliate controlled by the Company or any benefit plan sponsored or maintained by the Company or a subsidiary of the Company), (c) the acquisition of the Company by another entity by means of merger, consolidation or similar transaction after which the stockholders of the Company immediately prior to the occurrence of such merger, consolidation or similar transaction hold less than 50% of the total voting power of the surviving controlling entity, or (d) a change in the composition of the Board such that during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; provided that a reincorporation of the Company shall not be a Change of Control.

In the event that the benefits payable under this letter or otherwise upon or following a Change of Control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) or any comparable successor provisions, and would otherwise be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), your benefits will be either (a) provided to you in full, or (b) provided to you as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever amount would result in your receipt of the greatest amount of benefits on an after-tax basis, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, notwithstanding that all or some portion of these benefits may be taxable under the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this paragraph will be made in writing in good faith by a nationally recognized accounting firm which is then serving as the Company’s independent auditors (the “Accountants”). In the event of a reduction of benefits hereunder, you will be given the choice of which benefits to reduce. If you do not provide written identification to the Company of which benefits you choose to reduce within ten (10) days of your receipt of the Accountants’ determination, and you have not disputed the Accountants’ determination, then the Company will select the benefits to be reduced. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. You and the Company will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

If, notwithstanding any reduction described in this and the preceding paragraph, the Internal Revenue Service (“IRS”) determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then you will be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits will be the smallest such amount, if any, as will be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) will be maximized. The Repayment Amount with respect to the payment of benefits will be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this and the preceding paragraph, you will pay the Excise Tax. Notwithstanding any other provision of this and the preceding paragraph, if (a) there is a reduction in the payment of benefits as described in this and the preceding paragraph, (b) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (c) you pay the Excise Tax, then the Company will pay to you those benefits which were reduced pursuant to this paragraph contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits are maximized.

If your employment is terminated by the Company without Cause or you resign your employment for Good Reason, you will be offered a severance package that includes the equivalent of one year of annual salary and one year of target bonus at the levels in effect at the time of such termination without Cause or for Good Reason, paid in accordance with the Company’s standard payroll policies. In addition, you will receive twelve additional months of vesting credit under your Time-Based Options and any other subsequently-granted options for which vesting is exclusively based on your continued service to the Company. In the event that your employment is terminated by the Company without Cause, you may elect to receive the cash payment payable under this paragraph in the form of a lump sum. You will not receive any further payment of the Sign-On Bonus and except as described above, such options will not otherwise vest; however, you will not be required to pay back any portion of the Sign-On Bonus that you have already received. Your entitlement to this severance package is subject to your execution of an effective release of claims substantially in the form attached hereto, except as the parties may otherwise agree or except as required by law, and your continuing compliance with the Company’s proprietary information and inventions agreement. “Cause” means (a) your willful or negligent failure to comply with the lawful directions of the Company’s Board of Directors, (b) gross negligence or willful misconduct in the performance of your duties to the Company, (c) commission of any act of fraud against the Company that results in an injury to the Company other than a de minimus injury to the Company, or (d) misappropriation of material property of the Company to the material detriment of the Company. For purposes of this letter agreement, “Good Reason” means (a) the failure of the Company to pay or cause to be paid to you your annual salary or any earned annual target bonus when due; (b) the substantial reduction of your annual salary without your consent; (c) the substantial reduction of your target bonus range unaccompanied by any corresponding upward adjustment in any other form of incentive compensation by the Company to you without your consent; (d) a material diminution in your authority, responsibilities, duties, or reporting relationships as President and Chief Executive Officer (but not as Chairman of the Board of Directors) without your consent; (e) relocation of your primary work place for the Company (currently Bellevue, Washington) to a location more than thirty-five (35) miles from its current location without your consent; (f) the failure of the Company to nominate you to serve as a director at each annual stockholder meeting while you are serving as the President and Chief Executive Officer of the Company; or (g) a material reduction in the kind or level of the benefits or perquisites for which you are eligible without your consent, unless the reduction is applicable to substantially all other Company executive officers; provided that the events described in clauses (a), (b), (c), (d), (e), (f), or (g) above shall constitute Good Reason only if the Company fails to cure such event within a reasonable period of time (not to exceed fifteen (15) business days) after receipt from you of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 90th day following its occurrence, unless you have given the Company written notice thereof prior to such date. If you are terminated for Cause or your employment with the Company terminates for any other reason other than Good Reason or termination by the Company without Cause, you will not receive any severance benefits.

If the Company adopts any other severance policy, plan, program, or arrangement applicable to employees for which you are eligible for benefits, any amounts paid or benefits provided to you under this offer letter in connection with your termination of employment will be reduced by the value of any payments or delivery of benefits by the Company to you on account of your termination of employment under any such policy, plan, program or arrangement maintained by the Company. For avoidance of confusion, you should be aware that at the present time, the Company has no such other severance policy, plan, program or arrangement for which you would be eligible for benefits. Furthermore, to the extent that any federal, state or local laws require the Company to give advance notice or make a payment of any kind to you because of your involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the amounts paid or benefits provided to you under this offer letter will be reduced by any amounts so received as required by applicable law.

Following your termination of employment for any reason (except on account of death or permanent and total disability, in which case you, your legal representative, or your beneficiary, as applicable, will have twelve (12) months from the date of such termination to exercise), you will have a period of up to one year in which to exercise the vested and outstanding portion of your Option and any options granted thereafter (the “Vested Options”), provided that to the extent not exercised on or prior to the date of your termination of employment, your Vested Options will terminate according to the following schedule: (a) 25% of your Vested Options will terminate three (3) months following your termination, (b) 25% of your Vested Options will terminate six (6) months following your termination, (c) 25% of your Vested Options will terminate nine (9) months following your termination, and (d) 25% of your Vested Options will terminate twelve (12) months following your termination. Any Vested Options exercised during this one-year period will be deemed to be those Vested Options with the nearest expiration date, unless you specify in writing a different application. None of your options will continue to vest following your termination and in no event will you be able to exercise an option after the expiration of the term of the option as set forth in the applicable agreement governing such option.

The Company will indemnify you and provide you with coverage under its D&O insurance policy with respect to your service as an officer and director of the Company to the same extent provided to the Company’s other officers and directors. The Company will reimburse you for your reasonable legal expenses (up to a maximum of $15,000) associated with your review and execution of this offer letter.

All of us at the Company are very excited that you are joining us and look forward to a beneficial and rewarding relationship. Since your employment is “at will”, your employment at drugstore.com may be terminated by you or drugstore.com at any time for any reason or no reason and with or without Cause or notice.

The terms of this offer letter may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. This offer letter will be governed by the laws of the State of Washington, without regard to its conflict of laws provisions.

Should you have any questions with regard to any of the items indicated above, please contact Alesia Pinney, the Company’s Vice President, General Counsel. Kindly indicate your consent to the terms contained in this offer letter by signing and returning a copy to us by September 22, 2004.

Sincerely,

drugstore.com, inc.

/s/ Dan Levitan
By:	Dan Levitan
Title:	Director

Agreed to and accepted:

/s/ Dawn Lepore
Dawn Lepore

September 21, 2004
Date

Attachment: Company’s Proprietary Information and Inventions Agreement

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